UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 2)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
DMC Global Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-0608431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11800 Ridge Parkway, Suite 300 Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	The Nasdaq Global Select Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: ______________________ (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

Explanatory Note

This Form 8-A/A is being filed by DMC Global Inc., a Delaware corporation (the “Company”), to amend the Company’s Registration Statement on Form 8-A filed with the U.S. Securities and Exchange Commission on June 6, 2024, as amended by the Company’s Amendment No. 1 on Form 8-A/A filed by the Company on June 3, 2025.

Item 1.	Description of Registrant’s Securities to be Registered.
On April 24, 2026, the Company entered into Amendment No. 2 (the “Amendment”) to that certain Stockholder Protection Rights Agreement, dated as of June 5, 2024, by and between the Company and Computershare Trust Company, N.A., as Rights Agent (as amended, the “Rights Agreement”). Capitalized terms not defined herein have the meanings specified in the Rights Agreement. The Amendment extends the Expiration Time of the Rights for one year from June 4, 2026 to June 4, 2027 (unless the Rights are earlier redeemed, exchanged or terminated in accordance with the terms and conditions of the Rights Agreement).
The foregoing description of the Rights and the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement (including all amendments thereto) and the Amendment, each of which is attached hereto as an exhibit and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description
4.1
Stockholder Protection Rights Agreement, dated as of June 5, 2024, between DMC Global Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on June 6, 2024).

4.2
Amendment No. 1 to Stockholder Protection Rights Agreement, dated as of May 30, 2025, between DMC Global Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on June 3, 2025).

4.3	Amendment No. 2 to Stockholder Protection Rights Agreement, dated as of April 24, 2026, between DMC Global Inc. and Computershare Trust Company, N.A., as Rights Agent.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DMC GLOBAL INC.

	By:	/s/ Eric Walter
Name: Eric Walter
Title: Chief Financial Officer

Date: April 27, 2026